First Amendment to Participation Warrant Agreement

      This First Amendment to Participation Warrant Agreement dated as of November 17, 1999 ("First Amendment"), by and between priceline.com Incorporated (the "Company") and Continental Airlines, Inc. ("Warrant Holder").

      WHEREAS, the Company and Warrant Holder are parties to that certain Participation Warrant Agreement dated as of July 16, 1999 (the "Warrant Agreement"); and

      WHEREAS, the parties desire to amend the Warrant Agreement upon the terms and conditions herein provided.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

      2. Amendment to Warrant Agreement. The Warrant Agreement is amended as follows:

      (A) Section 2 of the Warrant Agreement is amended to read in its entirety as follows:

            "2. Exercise Price. The Warrants have an exercise price of $59.93 per share of Common Stock, as adjusted pursuant to the provisions of
            Section 10 of this Warrant Agreement (the "Exercise Price")."

      (B) Section 4(b) of the Warrant Agreement is hereby amended to read in its entirety as follows:

            "(b) Early Exercise Rights.

                  (i) The Warrant Holder will earn the right to exercise Warrants for the first 500,000 Shares, subject to adjustment as provided in Section 10 hereof, from and after the date during any Measuring Period (as identified in Section 4(c) hereof) that the Company has sold during such Measuring Period at least $40.66 million (for the first Measuring Period ending August 1,
                        2000) or $36 million (for any Measuring Period ending after August 1, 2000) of tickets issued for travel on the Warrant Holder, its subsidiaries and/or on the Warrant Holder's code share partners using Warrant

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                        Holder's code (such amount being measured by the amount
                        paid by the Company to the Warrant Holder and its code share partners net of federal excise taxes on such amount, PFCs and related collections) ("Warrant Holder Net Fares").

                  (ii) The Warrant Holder will earn the right to exercise Warrants for the full amount of the second 500,000 Shares, subject to adjustment as provided in Section 10 hereof, from and after the date during any Measuring Period (other than the Measuring Period during which Warrant Holder shall have earned the right to exercise Warrants for the first 500,000 Shares) that the Company has sold during such Measuring Period at least $67.0 million of Warrant Holder Net Fares. If, upon completion of the Measuring Period immediately following the Measuring Period for which Warrant Holder earned the right to exercise Warrants for the first 500,000 Shares, the Company has sold more than $36.0 million but less than $67.0 million of Warrant Holder Net Fares during such immediately following Measuring Period, Warrant Holder will earn (upon completion of such immediately following Measuring Period) the right to exercise that number of Warrants for a portion of the second 500,000 Shares, subject to adjustment as provided in Section 10 hereof, equal to the product of (i) 500,000 (subject to adjustment as provided in Section 10 hereof) multiplied by (ii) a fraction, the numerator of which shall be the Warrant Holder Net Fares in excess of $36.0 million sold by the Company during such immediately following Measuring Period, and the denominator of which shall be $31.0 million. Thereafter, subject to the provisions of
                        Section 4(a), the Warrant Holder will earn the right to exercise Warrants for any remaining Shares only from and after the date during any Measuring Period that the Company has sold during such Measuring Period at least $67.0 million of Warrant Holder Net Fares.

                  (iii) Warrant Holder Net Fares will be measured separately, not cumulatively. For example, if the Company has sold Warrant Holder Net Fares of $40.66 million during the first Measuring Period, $61.0 million during the second Measuring Period, and $64.0 million during the third Measuring Period, then the Warrant Holder will earn the right to exercise Warrants for the first


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                        500,000 Shares upon the date the Company has first sold
                        $40.66 million of Warrant Holder Net Fares during the first Measuring Period, the right to exercise Warrants for 403,226 Shares (500,000 x 25/31) upon completion of the second Measuring Period, and no additional Shares at any time during or upon completion of the third Measuring Period. For purposes of this example, it is assumed that no adjustment pursuant to Section 10 hereof has occurred. If, for the first Measuring Period ending August 1, 2000, Warrant Holder Net Fares do not equal or exceed $40.66 million, Warrant Holder will not with respect to the first Measuring Period earn the right to exercise Warrant for the first 500,000 shares, but will earn the right to exercise Warrants for the first 500,000 Shares in a subsequent Measuring Period if, in such subsequent Measuring Period, Warrant Holder Net Fares for such subsequent Measuring Period equals or exceeds $36 million."

      (C) Section 4(c) of the Warrant Agreement is hereby amended to read in its entirety as follows:

            "(c) Measuring Periods. Each Measuring Period shall be a 12 month period, with the first Measuring Period commencing on August 1, 1999 (the "First Ticket Date") and ending on the first anniversary of such date. Subsequent Measuring Periods will expire on the second, third, fourth and fifth anniversary of the First Ticket Date, respectively; provided that the last Measuring Period will expire on the fifth anniversary of the Issue Date."

      3. Amendment. All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the "Warrant Agreement" shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this First Amendment.

      4. Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provision of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this First Amendment.

      5. Counterparts. This First Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.


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

      6. Headings. The headings to this First Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      7. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law of any jurisdiction.

      IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.


                         PRICELINE.COM INCORPORATED

                         By:__________________________________
                            Name:
                            Title:


                         CONTINENTAL AIRLINES, INC.

                         By:__________________________________
                            Name:
                            Title:


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